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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                          (Amendment No. ___________)*


                       Ligand Pharmaceuticals Incorporated
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $0.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    53220K207
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                October 28, 2004
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|      Rule 13d-1(b)
|X|      Rule 13d-1(c)
|_|      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)
                               Page 1 of 31 Pages
                         Exhibit Index Found on Page 30

                                       13G
===================
CUSIP No. 53220K207
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
     1      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

     2            **       The  reporting  persons  making  this  filing  may be
                           deemed  the  beneficial  owner  of  an  aggregate  of
                           4,113,427  Shares,  which  is  5.3% of the  class  of
                           securities.  The reporting person on this cover page,
                           however,  may be deemed the beneficial  owner only of
                           the  securities  reported  by it on this cover  page.
                           [See Preliminary Note]
------------====================================================================
     3      SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
     4
            California
------------====================================================================
                                     SOLE VOTING POWER
                              5
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY           6
         OWNED BY                    980,361 [See Preliminary Note]
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                              7
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                              8
                                     980,361 [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     9
            980,361 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     10     CERTAIN SHARES (See Instructions)
                                                                   [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     11
            1.3% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
     12
            PN
------------====================================================================

                               Page 2 of 31 Pages

                                       13G
===================
CUSIP No. 53220K207
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
     1      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

     2            **       The  reporting  persons  making  this  filing  may be
                           deemed  the  beneficial  owner  of  an  aggregate  of
                           4,113,427  Shares,  which  is  5.3% of the  class  of
                           securities.  The reporting person on this cover page,
                           however,  may be deemed the beneficial  owner only of
                           the  securities  reported  by it on this cover  page.
                           [See Preliminary Note]
------------====================================================================
     3      SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
     4
            California
------------====================================================================
                                     SOLE VOTING POWER
                              5
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY           6
         OWNED BY                    860,008 [See Preliminary Note]
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                              7
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                              8
                                     860,008 [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     9
            860,008 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     10     CERTAIN SHARES (See Instructions)
                                                                   [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     11
            1.2% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
     12
            PN
------------====================================================================

                               Page 3 of 31 Pages

                                       13G
===================
CUSIP No. 53220K207
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
     1      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners II, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

     2            **       The  reporting  persons  making  this  filing  may be
                           deemed  the  beneficial  owner  of  an  aggregate  of
                           4,113,427  Shares,  which  is  5.3% of the  class  of
                           securities.  The reporting person on this cover page,
                           however,  may be deemed the beneficial  owner only of
                           the  securities  reported  by it on this cover  page.
                           [See Preliminary Note]
------------====================================================================
     3      SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
     4
            California
------------====================================================================
                                     SOLE VOTING POWER
                              5
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY           6
         OWNED BY                    146,923 [See Preliminary Note]
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                              7
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                              8
                                     146,923[See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     9
            146,923 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     10     CERTAIN SHARES (See Instructions)
                                                                   [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     11
            0.2% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
     12
            PN
------------====================================================================

                               Page 4 of 31 Pages

                                       13G
===================
CUSIP No. 53220K207
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
     1      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners III, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

     2            **       The  reporting  persons  making  this  filing  may be
                           deemed  the  beneficial  owner  of  an  aggregate  of
                           4,113,427  Shares,  which  is  5.3% of the  class  of
                           securities.  The reporting person on this cover page,
                           however,  may be deemed the beneficial  owner only of
                           the  securities  reported  by it on this cover  page.
                           [See Preliminary Note]
------------====================================================================
     3      SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
     4
            Delaware
------------====================================================================
                                     SOLE VOTING POWER
                              5
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY           6
         OWNED BY                    110,111 [See Preliminary Note]
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                              7
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                              8
                                     110,111 [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     9
            110,111 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     10     CERTAIN SHARES (See Instructions)
                                                                   [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     11
            0.1 % [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
     12
            PN
------------====================================================================

                               Page 5 of 31 Pages

                                       13G
===================
CUSIP No. 53220K207
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
     1      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Tinicum Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

     2            **       The  reporting  persons  making  this  filing  may be
                           deemed  the  beneficial  owner  of  an  aggregate  of
                           4,113,427  Shares,  which  is  5.3% of the  class  of
                           securities.  The reporting person on this cover page,
                           however,  may be deemed the beneficial  owner only of
                           the  securities  reported  by it on this cover  page.
                           [See Preliminary Note]
------------====================================================================
     3      SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
     4
            New York
------------====================================================================
                                     SOLE VOTING POWER
                              5
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY           6
         OWNED BY                    37,988 [See Preliminary Note]
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                              7
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                              8
                                     37,988 [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     9
            37,988 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     10     CERTAIN SHARES (See Instructions)
                                                                   [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     11
            0.1% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
     12
            PN
------------====================================================================

                               Page 6 of 31 Pages

                                       13G
===================
CUSIP No. 53220K207
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
     1      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            RR Capital Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

     2            **       The  reporting  persons  making  this  filing  may be
                           deemed  the  beneficial  owner  of  an  aggregate  of
                           4,113,427  Shares,  which  is  5.3% of the  class  of
                           securities.  The reporting person on this cover page,
                           however,  may be deemed the beneficial  owner only of
                           the  securities  reported  by it on this cover  page.
                           [See Preliminary Note]
------------====================================================================
     3      SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
     4
            Delaware
------------====================================================================
                                     SOLE VOTING POWER
                              5
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY           6
         OWNED BY                    17,850 [See Preliminary Note]
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                              7
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                              8
                                     17,850 [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     9
            17,850 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     10     CERTAIN SHARES (See Instructions)
                                                                   [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     11
            0.0% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
     12
            PN
------------====================================================================

                               Page 7 of 31 Pages

                                       13G
===================
CUSIP No. 53220K207
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
     1      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Management, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

     2            **       The  reporting  persons  making  this  filing  may be
                           deemed  the  beneficial  owner  of  an  aggregate  of
                           4,113,427  Shares,  which  is  5.3% of the  class  of
                           securities.  The reporting person on this cover page,
                           however,  may be deemed the beneficial  owner only of
                           the  securities  reported  by it on this cover  page.
                           [See Preliminary Note]
------------====================================================================
     3      SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
     4
            Delaware
------------====================================================================
                                     SOLE VOTING POWER
                              5
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY           6
         OWNED BY                    1,960,186 [See Preliminary Note]
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                              7
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                              8
                                     1,960,186 [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     9
            1,960,186 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     10     CERTAIN SHARES (See Instructions)
                                                                   [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     11
            2.6% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
     12
            IA, OO
------------====================================================================

                               Page 8 of 31 Pages

                                       13G
===================
CUSIP No. 53220K207
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
     1      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Partners, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

     2            **       The  reporting  persons  making  this  filing  may be
                           deemed  the  beneficial  owner  of  an  aggregate  of
                           4,113,427  Shares,  which  is  5.3% of the  class  of
                           securities.  The reporting person on this cover page,
                           however,  may be deemed the beneficial  owner only of
                           the  securities  reported  by it on this cover  page.
                           [See Preliminary Note]
------------====================================================================
     3      SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
     4
            Delaware
------------====================================================================
                                     SOLE VOTING POWER
                              5
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY           6
         OWNED BY                    2,153,241 [See Preliminary Note]
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                              7
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                              8
                                     2,153,241 [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     9
            2,153,241  [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     10     CERTAIN SHARES (See Instructions)
                                                                   [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     11
            2.8% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
     12
            OO
------------====================================================================

                               Page 9 of 31 Pages

                                       13G
===================
CUSIP No. 53220K207
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
     1      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            David I. Cohen
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

     2            **       The  reporting  persons  making  this  filing  may be
                           deemed  the  beneficial  owner  of  an  aggregate  of
                           4,113,427  Shares,  which  is  5.3% of the  class  of
                           securities.  The reporting person on this cover page,
                           however,  may be deemed the beneficial  owner only of
                           the  securities  reported  by it on this cover  page.
                           [See Preliminary Note]
------------====================================================================
     3      SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
     4
            United States
------------====================================================================
                                     SOLE VOTING POWER
                              5
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY           6
         OWNED BY                    4,113,427  [See Preliminary Note]
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                              7
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                              8
                                     4,113,427  [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     9
            4,113,427 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     10     CERTAIN SHARES (See Instructions)
                                                                   [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     11
            5.3% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
     12
            IN
------------====================================================================

                               Page 10 of 31 Pages

                                       13G
===================
CUSIP No. 53220K207
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
     1      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Chun R. Ding
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

     2            **       The  reporting  persons  making  this  filing  may be
                           deemed  the  beneficial  owner  of  an  aggregate  of
                           4,113,427  Shares,  which  is  5.3% of the  class  of
                           securities.  The reporting person on this cover page,
                           however,  may be deemed the beneficial  owner only of
                           the  securities  reported  by it on this cover  page.
                           [See Preliminary Note]
------------====================================================================
     3      SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
     4
            United States
------------====================================================================
                                     SOLE VOTING POWER
                              5
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY           6
         OWNED BY                    4,113,427 [See Preliminary Note]
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                              7
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                              8
                                     4,113,427  [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     9
            4,113,427  [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     10     CERTAIN SHARES (See Instructions)
                                                                   [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     11
            5.3% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
     12
            IN
------------====================================================================

                               Page 11 of 31 Pages

                                       13G
===================
CUSIP No. 53220K207
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
     1      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Joseph F. Downes
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

     2            **       The  reporting  persons  making  this  filing  may be
                           deemed  the  beneficial  owner  of  an  aggregate  of
                           4,113,427  Shares,  which  is  5.3% of the  class  of
                           securities.  The reporting person on this cover page,
                           however,  may be deemed the beneficial  owner only of
                           the  securities  reported  by it on this cover  page.
                           [See Preliminary Note]
------------====================================================================
     3      SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
     4
            United States
------------====================================================================
                                     SOLE VOTING POWER
                              5
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY           6
         OWNED BY                    4,113,427 [See Preliminary Note]
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                              7
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                              8
                                     4,113,427  [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     9
            4,113,427 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     10     CERTAIN SHARES (See Instructions)
                                                                   [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     11
            5.3% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
     12
            IN
------------====================================================================

                               Page 12 of 31 Pages

                                       13G
===================
CUSIP No. 53220K207
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
     1      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Duhamel
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

     2            **       The  reporting  persons  making  this  filing  may be
                           deemed  the  beneficial  owner  of  an  aggregate  of
                           4,113,427  Shares,  which  is  5.3% of the  class  of
                           securities.  The reporting person on this cover page,
                           however,  may be deemed the beneficial  owner only of
                           the  securities  reported  by it on this cover  page.
                           [See Preliminary Note]
------------====================================================================
     3      SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
     4
            United States
------------====================================================================
                                     SOLE VOTING POWER
                              5
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY           6
         OWNED BY                    4,113,427 [See Preliminary Note]
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                              7
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                              8
                                     4,113,427  [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     9
            4,113,427  [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     10     CERTAIN SHARES (See Instructions)
                                                                   [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     11
            5.3% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
     12
            IN
------------====================================================================

                               Page 13 of 31 Pages

                                       13G
===================
CUSIP No. 53220K207
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
     1      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Charles E. Ellwein
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

     2            **       The  reporting  persons  making  this  filing  may be
                           deemed  the  beneficial  owner  of  an  aggregate  of
                           4,113,427  Shares,  which  is  5.3% of the  class  of
                           securities.  The reporting person on this cover page,
                           however,  may be deemed the beneficial  owner only of
                           the  securities  reported  by it on this cover  page.
                           [See Preliminary Note]
------------====================================================================
     3      SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
     4
            United States
------------====================================================================
                                     SOLE VOTING POWER
                              5
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY           6
         OWNED BY                    4,113,427 [See Preliminary Note]
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                              7
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                              8
                                     4,113,427 [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     9
            4,113,427 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     10     CERTAIN SHARES (See Instructions)
                                                                   [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     11
            5.3% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
     12
            IN
------------====================================================================

                               Page 14 of 31 Pages

                                       13G
===================
CUSIP No. 53220K207
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
     1      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Richard B. Fried
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

     2            **       The  reporting  persons  making  this  filing  may be
                           deemed  the  beneficial  owner  of  an  aggregate  of
                           4,113,427  Shares,  which  is  5.3% of the  class  of
                           securities.  The reporting person on this cover page,
                           however,  may be deemed the beneficial  owner only of
                           the  securities  reported  by it on this cover  page.
                           [See Preliminary Note]
------------====================================================================
     3      SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
     4
            United States
------------====================================================================
                                     SOLE VOTING POWER
                              5
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY           6
         OWNED BY                    4,113,427  [See Preliminary Note]
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                              7
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                              8
                                     4,113,427 [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     9
            4,113,427 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     10     CERTAIN SHARES (See Instructions)
                                                                   [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     11
            5.3% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
     12
            IN
------------====================================================================

                               Page 15 of 31 Pages

                                       13G
===================
CUSIP No. 53220K207
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
     1      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Monica R. Landry
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

     2            **       The  reporting  persons  making  this  filing  may be
                           deemed  the  beneficial  owner  of  an  aggregate  of
                           4,113,427  Shares,  which  is  5.3% of the  class  of
                           securities.  The reporting person on this cover page,
                           however,  may be deemed the beneficial  owner only of
                           the  securities  reported  by it on this cover  page.
                           [See Preliminary Note]
------------====================================================================
     3      SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
     4
            United States
------------====================================================================
                                     SOLE VOTING POWER
                              5
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY           6
         OWNED BY                    4,113,427 [See Preliminary Note]
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                              7
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                              8
                                     4,113,427 [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     9
            4,113,427 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     10     CERTAIN SHARES (See Instructions)
                                                                   [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     11
            5.3% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
     12
            IN
------------====================================================================

                               Page 16 of 31 Pages

                                       13G
===================
CUSIP No. 53220K207
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
     1      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Mellin
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

     2            **       The  reporting  persons  making  this  filing  may be
                           deemed  the  beneficial  owner  of  an  aggregate  of
                           4,113,427  Shares,  which  is  5.3% of the  class  of
                           securities.  The reporting person on this cover page,
                           however,  may be deemed the beneficial  owner only of
                           the  securities  reported  by it on this cover  page.
                           [See Preliminary Note]
------------====================================================================
     3      SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
     4
            United States
------------====================================================================
                                     SOLE VOTING POWER
                              5
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY           6
         OWNED BY                    4,113,427  [See Preliminary Note]
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                              7
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                              8
                                     4,113,427  [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     9
            4,113,427  [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     10     CERTAIN SHARES (See Instructions)
                                                                   [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     11
            5.3% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
     12
            IN
------------====================================================================

                               Page 17 of 31 Pages

                                       13G
===================
CUSIP No. 53220K207
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
     1      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Stephen L. Millham
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

     2            **       The  reporting  persons  making  this  filing  may be
                           deemed  the  beneficial  owner  of  an  aggregate  of
                           4,113,427  Shares,  which  is  5.3% of the  class  of
                           securities.  The reporting person on this cover page,
                           however,  may be deemed the beneficial  owner only of
                           the  securities  reported  by it on this cover  page.
                           [See Preliminary Note]
------------====================================================================
     3      SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
     4
            United States
------------====================================================================
                                     SOLE VOTING POWER
                              5
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY           6
         OWNED BY                    4,113,427 [See Preliminary Note]
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                              7
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                              8
                                     4,113,427  [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     9
            4,113,427 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     10     CERTAIN SHARES (See Instructions)
                                                                   [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     11
            5.3% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
     12
            IN
------------====================================================================

                               Page 18 of 31 Pages

                                       13G
===================
CUSIP No. 53220K207
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
     1      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Rajiv A. Patel
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

     2            **       The  reporting  persons  making  this  filing  may be
                           deemed  the  beneficial  owner  of  an  aggregate  of
                           4,113,427  Shares,  which  is  5.3% of the  class  of
                           securities.  The reporting person on this cover page,
                           however,  may be deemed the beneficial  owner only of
                           the  securities  reported  by it on this cover  page.
                           [See Preliminary Note]
------------====================================================================
     3      SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
     4
            United States
------------====================================================================
                                     SOLE VOTING POWER
                              5
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY           6
         OWNED BY                    4,113,427 [See Preliminary Note]
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                              7
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                              8
                                     4,113,427 [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     9
            4,113,427 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     10     CERTAIN SHARES (See Instructions)
                                                                   [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     11
            5.3% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
     12
            IN
------------====================================================================

                               Page 19 of 31 Pages

                                       13G
===================
CUSIP No. 53220K207
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
     1      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Derek C. Schrier
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

     2            **       The  reporting  persons  making  this  filing  may be
                           deemed  the  beneficial  owner  of  an  aggregate  of
                           4,113,427  Shares,  which  is  5.3% of the  class  of
                           securities.  The reporting person on this cover page,
                           however,  may be deemed the beneficial  owner only of
                           the  securities  reported  by it on this cover  page.
                           [See Preliminary Note]
------------====================================================================
     3      SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
     4
            United States
------------====================================================================
                                     SOLE VOTING POWER
                              5
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY           6
         OWNED BY                    4,113,427 [See Preliminary Note]
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                              7
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                              8
                                     4,113,427 [See Preliminary Note]
------------====================================================================
           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     9
            4,113,427 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     10     CERTAIN SHARES (See Instructions)
                                                                   [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     11
            5.3% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
     12
            IN
------------====================================================================

                               Page 20 of 31 Pages

                                       13G
===================
CUSIP No. 53220K207
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
     1      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Thomas F. Steyer
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

     2            **       The  reporting  persons  making  this  filing  may be
                           deemed  the  beneficial  owner  of  an  aggregate  of
                           4,113,427  Shares,  which  is  5.3% of the  class  of
                           securities.  The reporting person on this cover page,
                           however,  may be deemed the beneficial  owner only of
                           the  securities  reported  by it on this cover  page.
                           [See Preliminary Note]
------------====================================================================
     3      SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
     4
            United States
------------====================================================================
                                     SOLE VOTING POWER
                              5
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY           6
         OWNED BY                    4,113,427 [See Preliminary Note]
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                              7
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                              8
                                     4,113,427 [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     9
            4,113,427 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     10     CERTAIN SHARES (See Instructions)
                                                                   [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     11
            5.3% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
     12
            IN
------------====================================================================

                               Page 21 of 31 Pages

                                       13G
===================
CUSIP No. 53220K207
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
     1      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Mark C. Wehrly
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

     2            **       The  reporting  persons  making  this  filing  may be
                           deemed  the  beneficial  owner  of  an  aggregate  of
                           4,113,427  Shares,  which  is  5.3% of the  class  of
                           securities.  The reporting person on this cover page,
                           however,  may be deemed the beneficial  owner only of
                           the  securities  reported  by it on this cover  page.
                           [See Preliminary Note]
------------====================================================================
     3      SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
     4
            United States
------------====================================================================
                                     SOLE VOTING POWER
                              5
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY           6
         OWNED BY                    4,113,427 [See Preliminary Note]
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                              7
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                              8
                                     4,113,427 [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     9
            4,113,427  [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     10     CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     11
            5.3% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
     12
            IN
------------====================================================================

                              Page 22 of 31 Pages

Preliminary  Note:  The  Reporting  Persons (as  defined  below) are filing this
Schedule 13G with respect to the Common Stock, par value $0.001 per share (the "Shares"), of Ligand Pharmaceuticals Incorporated (the "Company"). Certain of the Reporting Persons own, in aggregate, 711,000 Shares. In addition, certain of the Reporting Persons own, in aggregate, (i) $18,800,000 principal amount of 6% Convertible Subordinated Notes due 2007 (the "Convertible Notes") issued by the Company, each $1,000 principal amount of Convertible Notes immediately convertible to 161.9905 Shares, and (ii) Warrants (the "Warrants") issued by the Company to purchase 357,006 Shares. Each Warrant has an exercise price of $10 per Share, is immediately exercisable and has an expiration date of October 6, 2006. If all of such Convertible Notes and Warrants were converted or exercised, as applicable, the Reporting Persons would own, in aggregate, an additional 3,402,427 Shares for a total of 4,113,427 Shares. All numbers and percentages contained in this Schedule 13G represent Shares and not Convertible Notes or Warrants (unless stated otherwise). For information regarding the Convertible Notes, see the Company's Registration Statement on a Form S-3 filed with the Securities and Exchange Commission on January 13, 2003, as amended. For information regarding the Warrants, see the Company's Annual Statement on a Form 10K filed with the Securities and Exchange Commission on March 21, 2003, as amended.

Item 1. Issuer
        ------

         (a) Name of Issuer:
             --------------

             Ligand Pharmaceuticals Incorporated (the "Company")

         (b) Address of Issuer's Principal Executive Offices:
             -----------------------------------------------

             10275 Science Center Drive, San Diego, CA, 92121-1117

                              Page 23 of 31 Pages

Item 2. Identity And Background
        -----------------------

         Title Of Class Of Securities And CUSIP Number (Item 2(d) and (e))
         ----------------------------------------------------------------

         This statement relates to Shares of the Company (each such term as defined in the Preliminary Note above). The CUSIP number of the Shares is 53220K207.

         Name Of  Persons  Filing,  Address  Of  Principal  Business  Office And
         -----------------------------------------------------------------------
         Citizenship (Item 2(a), (b) and (c))
         ------------------------------------

         This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons."

         The Partnerships
         ----------------

                  (i) Farallon Capital Partners, L.P., a California limited partnership ("FCP"), with respect to the Shares beneficially owned by it (including through its ownership of Convertible Notes and/or Warrants);

                  (ii) Farallon Capital Institutional Partners, L.P., a California limited partnership ("FCIP"), with respect to the Shares beneficially owned by it (including through its ownership of Convertible Notes and/or Warrants);

                  (iii) Farallon Capital Institutional Partners II, L.P., a California limited partnership ("FCIP II"), with respect to the Shares beneficially owned by it (including through its ownership of Convertible Notes and/or Warrants);

                  (iv) Farallon Capital Institutional Partners III, L.P., a Delaware limited partnership ("FCIP III"), with respect to the Shares beneficially owned by it (including through its ownership of Convertible Notes and/or Warrants);

                  (v) Tinicum Partners, L.P., a New York limited partnership ("Tinicum"), with respect to the Shares beneficially owned by it (including through its ownership of Convertible Notes and/or Warrants); and

                  (vi) RR Capital Partners, L.P., a Delaware limited partnership ("RR"), with respect to the Shares beneficially owned by it (including through its ownership of Convertible Notes and/or Warrants).

         FCP, FCIP, FCIP II, FCIP III, Tinicum, and RR are together referred to herein as the "Partnerships."

                              Page 24 of 31 Pages

         The Management Company
         ----------------------

                  (vii) Farallon Capital Management, L.L.C., a Delaware limited liability company (the "Management Company"), with respect to the Shares beneficially owned by certain accounts managed by the Management Company (the "Managed Accounts") (including through their ownership of Convertible Notes and/or Warrants).

         The General Partner Of The Partnerships
         ---------------------------------------

                  (viii) Farallon Partners, L.L.C., a Delaware limited liability company which is the general partner of each of the Partnerships (the "General Partner"), with respect to the Shares beneficially owned by each of the Partnerships (including through their ownership of Convertible Notes and/or Warrants).

         The Managing Members Of the General Partner And The Management Company
         ----------------------------------------------------------------------

                  (ix) The following persons who are managing members of both the General Partner and the Management Company, with respect to the Shares beneficially owned by the Partnerships and the Managed Accounts (including through their ownership of Convertible Notes and/or Warrants): David I. Cohen ("Cohen"), Chun R. Ding ("Ding"), Joseph F. Downes ("Downes"), William F. Duhamel ("Duhamel"), Charles E. Ellwein ("Ellwein"), Richard B. Fried ("Fried"), Monica R. Landry ("Landry"), William F. Mellin ("Mellin"), Stephen L. Millham ("Millham"), Rajiv A. Patel ("Patel"), Derek
                           C. Schrier ("Schrier"), Thomas F. Steyer ("Steyer") and Mark C. Wehrly ("Wehrly").

         Cohen, Ding, Downes, Duhamel, Ellwein, Fried, Landry, Mellin, Millham, Patel, Schrier, Steyer and Wehrly are together referred to herein as the "Individual Reporting Persons."

         The citizenship of each of the Partnerships, the General Partner and the Management Company is set forth above. Each of the Individual Reporting Persons is a United States citizen. The address of the principal business office of each of the Reporting Persons is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, California 94111.

Item 3. If This  Statement  Is  Filed  Pursuant  To  Sections  240.13d-1(b)  or
        -----------------------------------------------------------------------
        240.13d-2(b)  or (c),  Check  Whether  The  Person  Filing Is An Entity
        -----------------------------------------------------------------------
        Specified in (a) - (j):
        -----------------------

                  Not Applicable.

                              Page 25 of 31 Pages

         If This Statement Is Filed Pursuant To Section 240.13d-1(c), Check This
         -----------------------------------------------------------------------
         Box.[X]
         ---

Item 4.  Ownership
         ---------

         The information required by Items 4(a) - (c) and set forth in Rows 5 through 11 of the cover page for each Reporting Person hereto is incorporated herein by reference for each such Reporting Person.

         The Shares reported hereby for the Partnerships are beneficially owned directly by the Partnerships (including through their ownership of Convertible Notes and/or Warrants) and those reported by the Management Company on behalf of the Managed Accounts are beneficially owned directly by the Managed Accounts (including through their ownership of Convertible Notes and/or Warrants). The General Partner, as general partner to the Partnerships, may be deemed to be the beneficial owner of all such Shares beneficially owned by the Partnerships (including through their ownership of Convertible Notes and/or Warrants). The Management Company, as investment adviser to the Managed Accounts, may be deemed to be the beneficial owner of all such Shares beneficially owned by the Managed Accounts (including through their ownership of Convertible Notes and/or Warrants). The Individual Reporting Persons, as managing members of both the General Partner and/or the Management Company, may each be deemed to be the beneficial owner of all such Shares beneficially owned by the Partnerships and the Managed Accounts (including through their ownership of Convertible Notes and/or Warrants) . Each of the Management Company, the General Partner and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

Item 5.  Ownership Of Five Percent Or Less Of A Class
         --------------------------------------------

                  Not Applicable.

Item 6.  Ownership Of More Than Five Percent On Behalf Of Another Person
         ---------------------------------------------------------------

                  Not Applicable.

Item 7.  Identification  And Classification Of The Subsidiary Which Acquired The
         -----------------------------------------------------------------------
         Security Being Reported On By The Parent Holding Company
         --------------------------------------------------------

                  Not Applicable.

Item 8.  Identification And Classification Of Members Of The Group
         ---------------------------------------------------------

                  The Reporting Persons are filing this Schedule 13G pursuant to Rule 13d-1(c). Consistent with Item 2 of the cover page for each Reporting Person above, the Reporting Persons neither disclaim nor affirm the existence of a group among them.

                              Page 26 of 31 Pages

Item 9.  Notice Of Dissolution Of Group
         ------------------------------

                  Not Applicable.

Item 10.  Certification
          -------------

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                              Page 27 of 31 Pages

         SIGNATURES
         ----------

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  November 8, 2004


                      /s/ Joseph F. Downes
                      ----------------------------------------
                      FARALLON PARTNERS, L.L.C.,
                      on its own behalf and as General Partner of
                      FARALLON CAPITAL PARTNERS, L.P.,
                      FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., TINICUM PARTNERS, L.P.,
                      And RR Capital Partners, L.P.,
                      By Joseph F. Downes
                      Managing Member


                      /s/ Joseph F. Downes
                      ----------------------------------------
                      FARALLON CAPITAL MANAGEMENT, L.L.C.
                      By Joseph F. Downes
                      Managing Member


                      /s/ Joseph F. Downes
                      ----------------------------------------
                      Joseph F. Downes, individually and as attorney-in-fact for each of David I. Cohen, Chun R. Ding, William F. Duhamel, Charles E. Ellwein, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Rajiv A. Patel, Derek C. Schrier, Thomas F. Steyer and Mark C. Wehrly.

         The Powers of Attorney, each executed by Cohen, Mellin, Millham and Steyer authorizing Downes to sign and file this Schedule 13G on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on January 20, 1998, by such Reporting Persons with respect to the Units of Spiros Development Corporation II, Inc., are hereby incorporated by reference. The Powers of Attorney, each executed by Duhamel and Fried authorizing Downes to sign and file this Schedule 13G on each person's behalf, which were filed with Amendment No. 7 to the Schedule 13D filed with the Securities and Exchange Commission on February 9, 1999 by such Reporting Persons with respect to the Callable Class A Common Stock of Crescendo Pharmaceuticals Corporation, are hereby incorporated by reference. The Power of Attorney executed by Mark C. Wehrly authorizing Downes to sign and file this
Schedule 13G on his behalf, which was filed with Amendment No. 4 to the Schedule 13D filed with the Securities and Exchange Commission on

                              Page 28 of 31 Pages

January 18, 2000, by such Reporting Person with respect to the Class A Common Stock of Momentum Business Applications, Inc., is hereby incorporated by reference. The Power of Attorney executed by Monica R. Landry authorizing Downes to sign and file this Schedule 13G on her behalf, which was filed with the
Schedule 13G filed with the Securities and Exchange Commission on January 22, 2001, by such Reporting Person with respect to the Common Stock of Korn/Ferry
International, is hereby incorporated by reference. The Powers of Attorney executed by each of Chun R. Ding and Derek C. Schrier authorizing Downes to sign and file this Schedule 13G on his behalf, which was filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on July 2, 2003, by such Reporting Person with respect to the Common Stock of Salix
Pharmaceuticals, Ltd., is hereby incorporated by reference. The Powers of Attorney executed by each of Charles E. Ellwein and Rajiv A. Patel authorizing Downes to sign and file this Schedule 13G on his behalf, which was filed with Amendment No. 4 to the Schedule 13G filed with the Securities and Exchange Commission on January 8, 2004 by such Reporting Person with respect to the Common Stock of Catalytica Energy Systems, Inc., is hereby incorporated by reference.

                              Page 29 of 31 Pages

                                  EXHIBIT INDEX

EXHIBIT 1                                Joint Acquisition Statement Pursuant to
                                         Section 240.13d1(k)



                              Page 30 of 31 Pages

                                                                       EXHIBIT 1
                                                                              to
                                                                    SCHEDULE 13G
                           JOINT ACQUISITION STATEMENT
                           ---------------------------
                        PURSUANT TO SECTION 240.13d-1(k)
                        --------------------------------

         The undersigned  acknowledge and agree that the foregoing  statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated:  November 8, 2004


                    /s/ Joseph F. Downes
                    ----------------------------------------
                    FARALLON PARTNERS, L.L.C.,
                    on its own behalf and as General Partner of
                    FARALLON CAPITAL PARTNERS, L.P.,
                    FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., TINICUM PARTNERS, L.P.,
                    And RR Capital Partners, L.P.,
                    By Joseph F. Downes,
                    Managing Member


                    /s/ Joseph F. Downes
                    ----------------------------------------
                    FARALLON CAPITAL MANAGEMENT, L.L.C.,
                    By Joseph F. Downes,
                    Managing Member


                    /s/ Joseph F. Downes
                    ----------------------------------------
                    Joseph F. Downes, individually and as attorney-in-fact for each of David I. Cohen, Chun R. Ding, William F. Duhamel, Charles E. Ellwein, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Rajiv A. Patel, Derek C. Schrier, Thomas F. Steyer and Mark C. Wehrly.

                              Page 31 of 31 Pages